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                                                                   Exhibit 10.23



                                December 3, 2001


Mr. Kenneth I. Moch
68 Willow Avenue
Larchmont, NY 10538

Dear Ken:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your Amended and Restated Employment Agreement with the Company dated as of December 15, 1999 (the "Employment Agreement").

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, is due to expire on December 14, 2001. Assuming satisfactory performance of your obligations under your Employment Agreement until such time, the Term of Employment will, effective December 15, 2001, be extended for an additional three years to December 15, 2004.

In connection with this extension of your employment agreement, on October 17, 2001 the Compensation Committee of the Board approved a grant to you of options to purchase 500,000 shares of the Company's common stock at an exercise price of $2.60 per share, which was the fair market value of the stock on such date. The options are subject to the terms set forth in the attached resolutions of the Compensation Committee authorizing such grant.

Paragraph 20 of your Employment Agreement ("General") is amended to include reference to the new stock option grant agreement and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements. Except as modified by this letter, the terms of all the foregoing enumerated agreements shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.

                                   Sincerely,



Accepted and Agreed this 3rd
Day of December 2001

         /s/ Kenneth I. Moch
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                                                                   Exhibit 10.23


                                   ALTEON INC.

                       COMPENSATION COMMITTEE RESOLUTIONS


                            Adopted October 17, 2001

RESOLVED, that, in connection with the extension of his employment agreement, the Company grant to Mr. Moch an incentive stock option (or to the extent that such option does not qualify as an incentive stock option, a non-qualified stock option), pursuant to the Company's 1995 Stock Option Plan (the "Plan"), to purchase 500,000 shares of common stock of the Company with an exercise price per share equal to such stock's current fair market value as determined under the Plan. Such option shall be in the form of, and on such terms and conditions as provided in, the Company's standard form of Stock Option Grant Agreement currently in effect with such additional provisions as contemplated by Section 4(d) of Mr. Moch's employment agreement. Such Stock Option Grant Agreement shall provide, on condition that Mr. Moch is employed by the Company on the relevant vesting dates, that option shares shall vest as follows:

                           (1) 300,000 shares shall vest over a thirty-six month
period at the rate of 8,333 shares on the first day of each calendar month commencing as of January 1, 2002; and

                           (2) 200,000 shares shall vest in a lump sum on
December 14, 2006, provided that such shares shall be subject to accelerated vesting, on December 14, 2004, accordingly to the following terms. The average fair market value for a share of the Company's common stock (measured as provided under the Plan) shall be determined for each of the trading days during the six (6) month period ending on December 1, 2004. If the average share value for such period is below $12 then no options shall vest early. If such value is $12 or more, then 50,000 options shall vest early for each full dollar that such value exceeds $11, such that all 200,000 options shall vest early if such value equals or exceeds $15.